Exhibit 99.1

For Immediate Release	Contact: Theresa Miller
June 6, 2007	(973) 802-7455
theresa.miller@prudential.com

Prudential Discontinues Equity Research Operations

Newark, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that it will discontinue the institutional equity research, sales and trading business known as Prudential Equity Group. The decision affects the equity research operations throughout the United States, including its offices and trading operations in New York City and Washington, D.C., San Francisco, Kansas City, Chicago, Philadelphia, Cleveland, Atlanta and Boston, and outside the United States in London, Zurich, Paris and Tokyo. Effective immediately, Prudential Equity Group is dropping coverage of the sectors and companies it covers.

The company will comply with all applicable local laws and procedures as it begins the wind down process.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $630 billion of assets under management as of March 31, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.